Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

CATTHIS HOLDINGS CORP.

A-9-3, Northpoint Office,

Mid Valley City,

Lingkaran Syed Putra,

59200 Kuala Lumpur,

Malaysia.

We consent to the inclusion in the Registration Statement on Form S-1 Amendment No. 4 of catTHIS Holdings Corp., of our report date May 12, 2022 relating to our audit of the balance sheets of catTHIS Holdings Corp. as of December 31, 2021 and the related statement of operation and comprehensive loss, stockholders’ equity, and cash flows for period ended of December 31, 2021 and the related notes included herein.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

/s/ JP CENTURION & PARTNERS PLT
JP CENTURION & PARTNERS PLT (ID: 6723)

Kuala Lumpur, Malaysia
February 7, 2023